                                                                     Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           SKYLINE ACQUISITION CORP.,

                               SKYLINE CHILI, INC.

                                       AND

                   CERTAIN STOCKHOLDERS OF SKYLINE CHILI, INC.

                                NOVEMBER 26, 1997

                                TABLE OF CONTENTS
                                -----------------



1. DEFINITIONS...................................................................1


2. BASIC TRANSACTION.............................................................8

   (a) THE MERGER................................................................8

   (b) THE CLOSING...............................................................8

   (c) ACTIONS AT THE CLOSING....................................................8

   (d) EFFECT OF MERGER..........................................................9

   (e) PROCEDURE FOR PAYMENT OF MERGER CONSIDERATION............................10

   (f) CLOSING OF TRANSFER RECORDS..............................................12

   (g) PROCEDURE FOR PAYMENT OF OPTION MERGER CONSIDERATION.....................12

   (h) DISSENTERS' RIGHTS.......................................................13


3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................13

   (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.........................13

   (b) CAPITALIZATION; SUBSIDIARIES.............................................14

   (c) AUTHORIZATION OF TRANSACTION.............................................15

   (d) NONCONTRAVENTION; CONSENTS...............................................15

   (e) FILINGS WITH THE SEC.....................................................16

   (f) FINANCIAL STATEMENTS.....................................................16

   (g) EVENTS SUBSEQUENT TO REFERENCE DATE......................................17

   (h) UNDISCLOSED LIABILITIES..................................................18

   (i) BROKERS' FEES............................................................18

   (j) DISCLOSURE...............................................................19

   (k) COMPLIANCE WITH LAW......................................................19

   (l) NECESSARY LICENSES AND PERMITS...........................................19

   (m) MATERIAL CONTRACTS AND OBLIGATIONS.......................................20

   (n) OBLIGATIONS WITH MATERIAL ADVERSE EFFECT.................................22

   (o) EMPLOYEES................................................................22

   (p) TAX MATTERS..............................................................23

   (q) REAL PROPERTY OWNED AND LEASED...........................................23

   (r) PERSONAL PROPERTY OWNED AND LEASED.......................................25

   (s) PROPRIETARY RIGHTS.......................................................25

   (t) ENVIRONMENTAL............................................................26

   (u) LITIGATION...............................................................28

   (v) LABOR MATTERS............................................................28

   (w) Employee Benefits and Arrangements.......................................28

   (x) ARMS LENGTH TRANSACTIONS; CONFLICTS OF INTEREST..........................29

   (y) GOVERNMENTAL REGULATIONS.................................................30

   (x) SMALL BUSINESS CONCERN...................................................30

   (aa) D&O INSURANCE...........................................................30

   (bb) INSURANCE...............................................................30

   (cc) RESTAURANTS.............................................................30

   (dd) ALL MATERIAL INFORMATION................................................30


3A. REPRESENTATIONS AND WARRANTIES OF THE CONSENTING STOCKHOLDERS...............31

   (a) AUTHORITY................................................................31

   (b) NONCONTRAVENTION.........................................................31

   (c) TITLE....................................................................31

   (d) CONSENTS.................................................................31


4. REPRESENTATIONS AND WARRANTIES OF THE BUYER..................................32

   (a) ORGANIZATION.............................................................32

   (b) AUTHORIZATION OF TRANSACTION.............................................32

   (c) NONCONTRAVENTION.........................................................32

   (d) BROKERS' FEES............................................................33

   (e) DISCLOSURE...............................................................33

   (f) CAPITALIZATION...........................................................33

   (g) FINANCING................................................................34

   (h) NO PRIOR ACTIVITIES......................................................34

   (i) LITIGATION...............................................................34


5. COVENANTS....................................................................34

   (a) GENERAL..................................................................34

   (b) NOTICES AND CONSENTS.....................................................34

   (c) REGULATORY MATTERS AND APPROVALS.........................................35

   (d) FAIRNESS OPINION AND COMFORT LETTER......................................35

   (e) FINANCING................................................................36

   (f) OPERATION OF BUSINESS....................................................36

   (g) FULL ACCESS..............................................................37

   (h) NOTICE OF DEVELOPMENTS; SUPPLEMENTS TO DISCLOSURE SCHEDULE...............37

   (i) EXCLUSIVITY..............................................................37

   (j) BREAK-UP FEE.............................................................38

   (k) D&O INSURANCE; INDEMNIFICATION...........................................38

   (l) EMPLOYEE BENEFITS .......................................................40

   (m) VOTING AGREEMENT OF CONSENTING STOCKHOLDERS..............................40

   (n) COMPLIANCE WITH LAW......................................................40

6. CONDITIONS TO OBLIGATION TO CLOSE............................................41

   (a) CONDITIONS TO OBLIGATION OF THE BUYER....................................41

   (b) CONDITIONS TO OBLIGATION OF THE COMPANY..................................42


7. TERMINATION..................................................................44

   (a) TERMINATION OF AGREEMENT.................................................44

   (b) EFFECT OF TERMINATION....................................................45


8. MISCELLANEOUS................................................................45

   (a) SURVIVAL.................................................................45

   (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS..................................45

   (c) NO THIRD-PARTY BENEFICIARIES.............................................45

   (d) ENTIRE AGREEMENT.........................................................45

   (e) SUCCESSION AND ASSIGNMENT................................................45

   (f) COUNTERPARTS.............................................................46

   (g) HEADINGS.................................................................46

   (h) NOTICES..................................................................46

   (i) GOVERNING LAW............................................................47

   (j) AMENDMENTS AND WAIVERS...................................................47

   (k) SEVERABILITY.............................................................47

   (l) EXPENSES.................................................................47

   (m) CONSTRUCTION.............................................................47

   (n) INCORPORATION OF EXHIBITS AND SCHEDULES..................................48


EXHIBIT A--CERTIFICATE OF MERGER.................................................1


EXHIBIT B--FORM OF LETTER OF TRANSMITTAL.........................................1


EXHIBIT C--FORM OF OPTION RELINQUISHMENT AND RELEASE AGREEMENT...................1

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
EXHIBIT D--PERMITTED INVESTMENTS.................................................1


EXHIBIT E--FORM OF OPINION OF COUNSEL TO THE COMPANY.............................1


EXHIBIT F--FORM OF CONFIDENTIALITY AND MARKETING AGREEMENT.......................1


EXHIBIT G--FORM OF MANAGEMENT OPTION PLAN INCLUDING TABLE OF OPTION GRANTS.......1


EXHIBIT H--FORM OF STOCKHOLDERS' AGREEMENT.......................................1


EXHIBIT I--RETAINED OPTIONS......................................................1


EXHIBIT J--FORM OF OPTION RETENTION AGREEMENT....................................1


EXHIBIT K--PERMITTED EXPENSE REIMBURSEMENTS......................................1


DISCLOSURE SCHEDULE--EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES................1

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     Agreement and Plan of Merger dated as of November 26, 1997, by and among SKYLINE ACQUISITION CORP., an Ohio corporation (the "Buyer"), SKYLINE CHILI, INC., an Ohio corporation (the "Company"), and certain stockholders of the Company executing this Agreement (the "Consenting Stockholders"). The Buyer, the Company and the Consenting Stockholders are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Company for cash through a reverse merger of the Buyer with and into the Company.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.    Definitions.
           ------------

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Break-up Fee" has the meaning set forth in Section 5(j) below.

     "Break-up Fee Trigger" has the meaning set forth in Section 5(j) below.

     "Business" means (a) the ownership, operation, development and franchising of "Skyline Chili" restaurants, (b) the manufacture and sale of chili and related food products for sale in such restaurants, (c) the manufacture and sale of frozen, canned and packaged chili and related grocery products, and (d) the licensing of trademarks of the Company and its Subsidiaries for use on certain branded products.

     "Buyer" has the meaning set forth in the Preamble above.

     "Capitalized Lease Obligation" means with respect to any Person any lease to which such Person or any of its Subsidiaries is party as lessee under which it leases any property (real, personal or mixed) from any lessor, and which is required to be capitalized in accordance with GAAP, consistently applied.

     "Cash and Cash Equivalents" means with respect to any Person as of any date the consolidated total cash and cash equivalents of such Person in each case as of such date determined in accordance with GAAP, consistently applied.

     "Certificates" has the meaning set forth in Section 2(e)(ii).

     "Certificate of Merger" has the meaning set forth in Section 2(c) below.

     "Class A Voting Stock" has the meaning set forth in Section 2(d)(vi) below.

     "Closing" has the meaning set forth in Section 2(b) below.

     "Closing Date" has the meaning set forth in Section 2(b) below.

     "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

     "Company" has the meaning set forth in the Preamble above.

     "Company Comfort Letter" has the meaning set forth in Section 5(d) below.

     "Company Financial Statements" has the meaning set forth in Section 3(j) below.

     "Company Option" means any option granted by the Company to purchase Company Shares pursuant to the Employee Stock Option Plans, except for the Retained Options.

     "Company Share" means any share of the Common Stock, no par value per share, of the Company.

     "Company Stockholder" means any Person who or which holds any Company
Shares.

     "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

     "Confidentiality and Marketing Agreements" means the Confidentiality and Marketing Agreements between each of the Consenting Stockholders (except Kevin
R. McDonnell) and the Company in the form of Exhibit F attached hereto.

     "Consenting Stockholders" has the meaning set forth in the Preamble above.

     "Contract" has the meaning set forth in Section 3(m) below.

     "Contributed Company Share" means any Company Share that the Buyer owns beneficially, or that the Management Group have contributed (or agreed or elected to contribute) to the Buyer pursuant to the Investment Agreement.

     "Current Assets" means with respect to any Person as of any date the consolidated total current assets of such Person in each case as of such date determined in accordance with GAAP, consistently applied.

     "Current Liabilities" means with respect to any Person as of any date the consolidated total current liabilities of such Person LESS the principal portion of Long-Term Indebtedness of such Person payable within one year, in each case as of such date determined in accordance with GAAP, consistently applied.

     "D&O Policies" has the meaning set forth in Section 3(aa) below.

     "Definitive Financing Agreements" has the meaning set forth in Section 5(e) below.

     "Definitive Proxy Materials" means the definitive proxy materials relating to the Special Meeting.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Dissenting Share" has the meaning set forth in Section 2(h) below.

     "Effective Time" has the meaning set forth in Section 2(d)(i) below.

     "Employee Stock Option Plan" means the 1986 Stock Option Plan and the 1990 Stock Option and Stock Incentive Plan of the Company, each as amended through the date hereof and copies of each of which have been provided to the Buyer.

     "Employment Agreements" means the Employment Agreements dated June 27, 1995 between the Company and Kevin McDonnell, as amended on or before the Effective Time in form and substance satisfactory to the Company and the Buyer.

     "Equitable Securities" means Equitable Securities Corporation, a Tennessee corporation.

     "Equitable Securities Letter" means the engagement letter between the Company and Equitable Securities dated February 27, 1997.

     "Exclusivity Termination Date" has the meaning set forth in Section 5(i) below.

     "Fairness Opinion" has the meaning set forth in Section 5(d) below.

     "FFCA Commitment Letter" has the meaning set forth in Section 5(f)(v) below.

     "Financing Commitment" means a written commitment of the Provident Bank to provide a $22,200,000 senior secured credit facility to the Company and its Subsidiaries in accordance with the terms and provisions of a letter dated November 11, 1997 from such bank to the Company and Fleet Venture Resources, Inc.

     "Fleet Entities" means the Persons designated as Fleet Entities on Schedule A to the Investment Agreement.

     "Franchisee" means any Person operating a restaurant under the name "Skyline Chili", using "Skyline Chili" servicemarks and serving the Company's secret recipe chili and related food products pursuant to the terms of a franchise or license agreement with the Company.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Authority" has the meaning set forth in Section 3(t) below.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" has the meaning set forth in Section 3(s) below.

     "Investment Agreement" means the Investment Agreement among the members of the Management Group and the Persons designated as Fleet Entities or "Option Holders" on Schedule A thereto of even date herewith pursuant to which the Buyer shall be capitalized.

     "Knowledge" means (a) when used with respect to the Company or the Buyer, actual knowledge after reasonable investigation by the Company or the Buyer, as applicable, and (b) when used with respect to any Consenting Stockholder, actual knowledge (but not constructive or implied knowledge) of such Consenting Stockholder; provided that a fact or matter shall not be within the knowledge of such Consenting Stockholder if it is not actually and specifically known by such Consenting Stockholder regardless of whether such Consenting Stockholder should have known of such fact or matter.

     "Laws" means all federal, state, local or foreign laws, treaties, regulations, rules, orders or administrative or judicial determinations having the effect of law.

     "Letter of Transmittal" has the meaning set forth in Section 2(e)(ii).

     "Licenses" has the meaning set forth in Section 3(l) below.

     "Liens" means all liens, pledges, charges, encumbrances, Security Interests, mortgages, leases, options, title conditions, community property rights or other adverse claims of any kind or description.

     "Long-Term Indebtedness" means with respect to any Person as of any date the aggregate of all indebtedness and Capitalized Lease Obligations of such Person which when originally incurred had a maturity in excess of one year, as of the date of incurrence, determined on a consolidated basis in accordance with GAAP, consistently applied.

     "Management Group" means Kevin R. McDonnell (individually and IRA), Thomas
L. Allen, Phillip M. Lewis, Jr., Jeffry W. Shelton, Deborah L. Chitwood, Kenneth Davis, Charles Harnist and the Skyline Non-Qualified Deferred Compensation Plan.

     "Management Option Plan" means the 1997 Management Incentive Stock Option Plan and the option agreements in the form of Exhibit G attached hereto to be entered into as of the Effective Time by the Surviving Corporation and the Persons designated on Exhibit G with respect to the options described therein.

     "Material Adverse Effect" means with respect to any Person (i) a material adverse effect on the business (including without limitation, in the case of the Company and its Subsidiaries, the Business), operations, assets, properties, condition (financial or otherwise) or business prospects of such Person, (ii) any material adverse effect upon the binding nature, validity, or enforceability of any of the Related Agreements to which such Person is a party, (iii) any material adverse effect upon the ability of such Person to perform its obligations hereunder or under any other Related Agreement, or (iv) Kevin R. McDonnell shall cease to be Chief Executive Officer of the Company and the Company shall have failed prior to the Closing Date to have appointed a successor to Kevin R. McDonnell satisfactory to the Buyer in all respects.

     "Merger" has the meaning set forth in Section 2(a) below.

     "Merger Consideration" has the meaning set forth in Section 2(d)(v) below.

     "Net Working Capital" means with respect to any Person as of any date Current Assets of such Person LESS Current Liabilities of such Person, in each case as of such date determined in accordance with GAAP, consistently applied.

     "Net Worth" means with respect to any Person as of any date consolidated total assets of such Person LESS consolidated total liabilities of such Person, in each case as of such date determined in accordance with GAAP, consistently applied.

     "Ohio Corporation Law" means the Ohio General Corporation Law, as amended.

     "Option Merger Consideration" has the meaning set forth in Section
2(d)(vii).

     "Option Plan Amendment" means an amendment effective as of the Effective Time by the Surviving Corporation of the Employee Stock Option Plans and the agreement of the holder of such Retained Options that provides among other matters that (a) each Retained Option shall be fully and immediately exercisable in accordance with the terms and conditions of the applicable Employee Stock Option Plan and the agreement of the holder of such Retained Option with respect thereto, (b) the termination date of each Retained Option will be extended until the tenth (10th) anniversary of the Closing Date, and (c) each Retained Option upon exercise thereof will entitle the holder thereof to acquire shares of Class A Voting Stock.

     "Option Relinquishment and Release Agreement" has the meaning set forth in
Section 2(g).

     "Option Retention Agreement" means the Option Retention Agreements dated on or before the Closing Date between each of the Persons listed on Exhibit I as to the Retained Options held by them and the Buyer in the form of Exhibit J attached hereto.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice of the Business (including with respect to quantity and frequency).

     "Outstanding Options" has the meaning set forth in Section 2(g).

     "Party" has the meaning set forth in the Preamble above.

     "Paying Agent" has the meaning set forth in Section 2(e) below.

     "Paying Agent Agreement" means the agreement, on terms acceptable to the Buyer, to be entered into on or prior to the Closing Date between the Company and the Paying Agent with respect to the payment of the Merger Consideration and the Option Merger Consideration.

     "Payment Fund" has the meaning set forth in Section 2(e) below.

     "Permitted Liens" shall mean (a) Liens for current taxes or assessments due but not yet payable as of the applicable date, (b) Liens arising by operation of law in the ordinary course of business, such as mechanics' liens, materialmen's liens, carriers' liens, warehouseman's liens, and similar liens, none of which are substantial in character, amount or extent and none of which materially detract from the value or materially interfere with the present use of the asset to which such Lien attaches, (c) with respect to the Real Estate, all easements, rights-of-way, building, zoning, use and other restrictions of record which do not (i) materially detract from or reduce the value of, or impair or restrict the use of or access to or from, such Real Estate by the Company or its Subsidiaries in the operation of the Business, or (ii) have a Material Adverse Effect, and (d) Liens described in the Disclosure Schedule.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Public Report" has the meaning set forth in Section 3(e) below.

     "Real Estate" has the meaning set forth in Section 3(q) below.

     "Reference Date" has the meaning set forth in Section 3(f) below.

     "Related Agreements" means this Agreement, the Definitive Financing Agreements, the Investment Agreement, the Confidentiality and Marketing Agreements, the Employment Agreements, the Severance Agreements, the Management Option Plan, the Option Retention Agreements, the Option Plan Amendment and the Stockholders' Agreement.

     "Required Statutory Stockholder Approval" means the affirmative vote of the holders of a majority of (a) the issued and outstanding Company Shares, and (b) the issued and outstanding Company Shares present in person or by proxy at the Special Meeting (other than the Company Shares held by the Consenting Stockholders, the Management Group, the Buyer or their respective Affiliates), in favor of this Agreement and the Merger.

     "Requisite Stockholder Approval" means the affirmative vote of the holders of (a) a majority of the issued and outstanding Company Shares (other than the Company Shares held by the Consenting Stockholders, the Buyer or their respective Affiliates), and (b) eighty-five percent (85%) of all of the issued and outstanding Company Shares, in favor of this Agreement and the Merger.

     "Restaurants" means the restaurants listed on the Disclosure Schedule.

     "Retained Options" means all of the options granted by the Company to purchase Company Shares pursuant to the Employee Stock Option Plans held by members of the Management Group and certain other persons designated on Exhibit I attached hereto for the number of shares, exercisable on and after the dates and at the average exercise prices indicated on such Exhibit.

     "SEC" means the Securities and Exchange Commission.

     "Secret Recipe Documentation" has the meaning set forth in Section 3(s).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Severance Agreements" means Severance Agreements between the Company and Jeffry W. Shelton, Thomas L. Allen, Phillip M. Lewis, Jr., Charles Harnist, Kenneth E. Davis and Deborah L. Chitwood effective as of the Effective Time, in form and substance satisfactory to the Company and the Buyer.

     "Skyline Non-Qualified Deferred Compensation Plan Trust" means the trust or trusts established pursuant to the Skyline Chili, Inc. Non-Qualified Deferred Compensation Plan for the benefit of Messrs. McDonnell, Allen, Lewis and Shelton, as such trusts and plan shall be amended prior to the Effective Time on terms and conditions reasonably satisfactory to the Buyer so as to effect the transactions contemplated hereby affecting the Management Group, including without limitation the execution, delivery and performance of the Investment Agreement and the Stockholders' Agreement.

     "Special Meeting" has the meaning set forth in Section 5(c)(ii) below.

     "Stockholders' Agreement" means the Stockholders' Agreement dated as of the Closing Date among the Buyer, the Fleet Entities, the members of the Management Group and certain other Persons in the form of Exhibit H attached hereto.

     "Subsidiary" means any corporation, partnership, limited liability company or other Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, partnership or membership interests having voting rights or other voting equity interests therein or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors, general partners or managers thereof.

     "Subsidiary Interests" has the meaning set forth in Section 3(b) below.

     "Surviving Corporation" has the meaning set forth in Section 2(a) below.

     "Taxes" means, with respect to any Person, all foreign, federal, state and local taxes, imposts, duties, fees, assessments or charges (including deficiencies, interest and penalties relating thereto) of any kind, including, without limitation (x) all income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupancy, social security, Medicare, premium, property or windfall profits tax, customs, duty or other taxes or governmental fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority (domestic or foreign) upon such Person and (y) all liabilities of any Person for the payment of any amount of the type described in the immediately preceding clause (x).

     "Tax Returns" means all returns, declarations, reports, estimated returns and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes.

     "Total Funded Indebtedness" means with respect to any Person as of any date consolidated total indebtedness for borrowed money and Capitalized Lease Obligations of such Person, as of such date determined in accordance with GAAP, consistently applied.

     2.    Basic Transaction.
           ------------------

     (a) THE MERGER. On and subject to the terms and conditions of this Agreement, and in accordance with the Ohio Corporation Law, the Buyer will merge with and into the Company (the "Merger") at the Effective Time. Following the Merger, the separate corporate existence of the Buyer shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Edwards & Angell in Providence, Rhode Island, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) set forth in Section 6 or such other place and date as the Parties may mutually determine (the "Closing Date").

     (c) ACTIONS AT THE CLOSING. At the Closing, (i) the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 6(a) below, (ii) the Buyer will deliver to the Company the various certificates, instruments, and documents referred to in Section 6(b) below,
(iii) the Company and the Buyer will file with the Secretary of State of the State of Ohio a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), and (iv) the Buyer will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided below in this Section 2.

     (d)   Effect of Merger.
           -----------------

           (i) GENERAL. The Merger shall become effective at the time (the "Effective Time") the Company and the Buyer shall have filed the Certificate of Merger with the Secretary of State of the State of Ohio. The Merger shall have the effect set forth in the Ohio Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Buyer in order to carry out and effectuate the transactions contemplated by this Agreement.

           (ii) ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of the Buyer immediately prior to the Effective Time (except that the name of the Surviving Corporation will be "Skyline Chili, Inc.), until duly amended. The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall not alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Code of Regulations of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to or at the Effective Time for actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time.

           (iii) CODE OF REGULATIONS. The Code of Regulations of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Code of Regulations of the Buyer immediately prior to the Effective Time (except that the name of the Surviving Corporation will be "Skyline Chili, Inc."), until duly amended. The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall not alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Code of Regulations of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to or at the Effective Time with respect to actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time.

           (iv) DIRECTORS AND OFFICERS. The directors and officers of the Buyer shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office), until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           (v) CONVERSION OF COMPANY SHARES. At and as of the Effective Time,
(A) each Company Share outstanding at the Effective Time (other than any Dissenting Share or Contributed Company Share) shall be converted, without any action on the part of the holder thereof, into the right to receive an amount (such amount per share being herein called the "Merger Consideration") equal to $6.75 in cash (without interest), (B) each Dissenting Share shall be converted, into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Ohio Corporation Law, and (C) each Contributed Company Share shall be canceled, without any action on the part of the holder thereof; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Shares outstanding. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time. At and after the Effective Time, each Company Stockholder shall cease to have any rights as a stockholder of the Company and, until surrendered in accordance with the provisions of Section 2(e) below, each Certificate (other than Certificates representing Dissenting Shares and Contributed Company Shares), shall represent for all purposes only the right to receive the Merger Consideration for each Company Share represented thereby (as may be adjusted pursuant to the provisions of Section 2(d)(v) hereof).

           (vi) CONVERSION OF CAPITAL STOCK OF THE BUYER. At and as of the Effective Time, (A) each share of Class A Voting Common Stock, no par value per share, of the Buyer shall be converted into one share of Class A Voting Common Stock, no par value per share, of the Surviving Corporation (the "Class A Voting Stock"), and (B) each share of Class B Nonvoting Common Stock, no par value per share, of the Buyer shall be converted into one share of Class B Nonvoting Common Stock, no par value per share, of the Surviving Corporation.

           (vii) COMPANY OPTIONS. At and as of the Effective Time, each Company Option shall terminate, and, if the exercise price per share under such Company Option shall be less than the Merger Consideration, the holder thereof shall be entitled to receive from the Surviving Corporation an amount (the "Option Merger Consideration") equal to (A) the Merger Consideration (as may be adjusted pursuant to the provisions of Section 2(d)(v) hereof) MINUS the exercise price of such Company Option MULTIPLIED BY (B) the number of Company Shares that may be acquired upon exercise of such Company Option, less any applicable withholding taxes, and without any interest paid thereon.

           (viii) RETAINED OPTIONS. At and as of the Effective Time, the Option Plan Amendment shall be effected and each Retained Option shall remain outstanding.

     (e)   Procedure for Payment of Merger Consideration.
           ----------------------------------------------

           (i) Immediately after the Effective Time, the Buyer will cause the Surviving Corporation to furnish to The Fifth Third Bank (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of an amount equal to the sum of the Merger Consideration to the holders of all of the outstanding Company Shares (other than any Dissenting Shares and Contributed Company Shares) and the Option Merger Consideration.

           (ii) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record as of the Effective Time of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented issued and outstanding Company Shares which were converted into the right to receive the Merger Consideration, (A) a notice of the effectiveness of the Merger, and (B) a form letter of transmittal (each, a "Letter of Transmittal") for return to the Paying Agent, and instructions for use in effecting the surrender and exchange of the Certificates for the Merger Consideration. Each Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent. Such notice, Letter of Transmittal and instructions shall contain such provisions and be in such form as Buyer reasonably specifies and as are consistent with the terms of this Agreement.

           (iii) The Surviving Corporation shall cause the Paying Agent to pay to each holder of a Certificate, as soon as practicable following receipt of such Certificate, together with a Letter of Transmittal, duly executed, and any other items reasonably specified by the Letter of Transmittal, or compliance with the provisions of Section 2(e)(iv) or (v), as applicable, a check in an amount equal to the product of (A) the number Company Shares represented by the Certificate so surrendered times (B) the Merger Consideration less, in each case, any applicable withholding taxes. No interest shall be paid or accrued on any cash payable upon or after the surrender of a Certificate. Each Certificate surrendered in accordance with the provisions of this Section 2(e)(iii) shall forthwith be canceled.

           (iv) In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the Merger Consideration with respect to such Company Shares may be paid to the transferee only if (A) the Certificate representing such Company Shares surrendered to the Paying Agent in accordance with Section 2(e)(iii) hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, (B) the Person requesting such transfer establishes to the satisfaction of the Paying Agent that any transfer or other taxes payable by reason of such transfer have been paid, and (C) such Person establishes to the satisfaction of the Paying Agent that such transfer would not violate any applicable Federal or state securities laws. Each Certificate surrendered in accordance with the provisions of this
Section 2(e)(iv) shall forthwith be canceled.

           (v) If any Certificate shall have been lost, stolen, mislaid or destroyed then upon receipt of (A) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (B) such bond, security or indemnity, as Buyer or the Paying Agent may reasonably require, and (C) any other documentation to evidence and effect the bona fide exchange thereof, the Merger Consideration with respect to the Company Shares represented by such Certificate may be paid. Each such lost, stolen, mislaid or destroyed Certificate with respect to which any Merger Consideration shall be paid in accordance with the provisions of this Section 2(e)(v) shall forthwith be deemed surrendered and canceled.

           (vi) The Paying Agent shall invest the Payment Fund in U.S. government securities maturing in 30 days or less, or, if a prospectus therefor which shall be acceptable to the Buyer shall have been delivered to the Buyer prior to the Closing Date, the Paying Agent's "Fountain Square U.S. Treasury Obligation Fund", and all interest which is earned thereon shall be retained by the Paying Agent and added to the Payment Fund in accordance with the terms of Paying Agent Agreement.

           (vii) The Paying Agent shall pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining one year after the Effective Time, and thereafter, subject to applicable law, all former Company Stockholders shall be entitled to look only to the Surviving Corporation as general creditors thereof with respect to the cash payable upon surrender of their respective Certificates or compliance with Section 2(e)(iv) or (v), as applicable. None of the Buyer, the Surviving Corporation nor any Consenting Stockholder shall be liable to any Person, including without limitation a former Company Stockholder, for funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (viii) The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

     (f) CLOSING OF TRANSFER RECORDS. From and after the Effective Time, transfers of Company Shares shall not be made on the stock transfer books of the Surviving Corporation. If after the Effective time any Certificates are presented for transfer, they shall be canceled and exchanged for the consideration determined in accordance with this Section 2.

     (g)   Procedure for Payment of Option Merger Consideration.
           -----------------------------------------------------

           (i) The Company shall use reasonable efforts to cause each holder of Company Options to execute prior to the Effective Time an Option Relinquishment and Release Agreement in the form attached hereto as Exhibit C (an "Option Relinquishment and Release Agreement").

           (ii) Each holder of Company Options who has executed and delivered to the Company prior to the Effective Time an Option Relinquishment and Release Agreement shall be entitled to receive a check for the Option Merger Consideration with respect to such Company Options, less any required withholding taxes, as promptly as practicable after the Effective Time. No interest shall be paid or accrued on any cash payable upon or after the execution and delivery of an Option Relinquishment and Release Agreement with respect to any Company Option.

           (iii) If a holder of Company Options fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time, each such Company Option (collectively, the "Outstanding Options"), shall in accordance with the terms and conditions of the applicable Employee Stock Option Plan and such holder's agreement with respect to such Outstanding Options, be converted without any action on the part of such holder into the right to receive an amount equal to (A) the Merger Consideration less the exercise price of such Outstanding Option MULTIPLIED BY (B) the number of Company Shares subject to such Outstanding Option, upon the exercise by such holder of such Outstanding Options in accordance with and within the time period prescribed by such Employee Stock Option Plan and such holder's agreement with respect to such Outstanding Options. The Surviving Corporation shall pay, or cause the Paying Agent to pay by check (via U.S. mail, postage prepaid), to each holder of Outstanding Options an amount with respect to such Outstanding Options determined as provided in the preceding sentence, less any required withholding taxes, as promptly as practicable, after receiving a valid exercise of such Outstanding Options by such holder. No interest shall be paid or accrued on any cash payable with respect to any Outstanding Option in accordance with the provisions of this Section 2(g).

     (H) Dissenters' Rights.
         -------------------

           (i) Notwithstanding anything in this Agreement to the contrary but only to the extent required by Section 1701.85 of the Ohio Corporation Law, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by holders who comply with all of the provisions of the Ohio Corporation Law concerning the rights of such holders to dissent from the Merger and to require appraisal of such Company Shares (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due such holders with respect to such Dissenting

Shares pursuant to Ohio Corporation Law. If any holder of Dissenting Shares shall, after the Effective Time, withdraw such holder's demand for appraisal of such Dissenting Shares or waive or lose such holder's right of appraisal of such Dissenting Shares, in either case pursuant to Ohio Corporation Law, such holder's Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time into the right to receive the Merger Consideration with respect to such Dissenting Shares in accordance with Section 2(e), without interest.

           (ii) The Company shall give the Buyer prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served in connection with such appraisal rights received by the Company. Prior to the Effective Time, the Buyer shall have the right to participate in all negotiations and proceedings with respect to demands for appraisal. Without the prior written consent of the Buyer, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not settle or offer to settle any such demands.



     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties and as supplemented from time to time in accordance with the terms and provisions of Section 5(h) below (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3; provided that disclosure of any item in any paragraph of the Disclosure Schedule shall be deemed a disclosure as to all relevant paragraphs.

     (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, (b) has all corporate power and authority and all Licenses to own and lease its properties and assets and to carry on its business as presently conducted, and (c) is qualified as a foreign corporation to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or where the ownership or leasing of its properties or assets requires such qualification, except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Company or any such Subsidiary. The jurisdictions in which the Company or any of its Subsidiaries is qualified to do business are set forth on the Disclosure Schedule.

     (b)   Capitalization; Subsidiaries.
           -----------------------------

           (i) The entire authorized capital stock of the Company is as set forth in the Disclosure Schedule.

           (ii) All of the issued and outstanding shares of capital stock, partnership interests, joint venture interests or other outstanding equity interests of any nature in each Subsidiary of the Company (the "Subsidiary Interests") are owned of record and beneficially held by the Persons listed in the Disclosure Schedule, free and clear of any Liens. There are no outstanding contracts, demands, commitments, or other agreements or arrangements under which any holder of Subsidiary Interests is or may become obliged to sell, transfer or assign any Subsidiary Interests, except as disclosed in the Disclosure Schedule. There are no Persons with any claims or rights to any Subsidiary Interests, except as disclosed in the Disclosure Schedule.

           (iii) All of the issued and outstanding Company Shares and Subsidiary Interests have been duly authorized and are validly issued, fully paid, and nonassessable and were authorized, offered, issued and sold in accordance with all applicable securities and other laws and all rights of stockholders and other Persons. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments pursuant to which any Person may acquire (or upon exercise of any right may acquire) any of capital stock or equity interest in the Company or any of its Subsidiaries, except for options to acquire no more than 472,017 Company Shares at an average exercise price of $3.49 pursuant to the Employee Stock Option Plans, true and correct copies of which have been delivered to the Buyer. There are no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to the Company or any of its Subsidiaries. The Persons listed on
Exhibit I hold no such options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments pursuant to which any such Persons may acquire (or upon exercise of any right may acquire) any of capital stock or equity interest in the Company or any of its Subsidiaries, except for the Retained Options. The number of Company Shares, which may be acquired under, the average exercise price of and the date on which exercisable of, the Retained Options held by such Persons are as set forth on
Exhibit I.

           (iv) Except for the Stockholders' Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any interest in or exercise of any control rights with respect to the Company or any Subsidiary to which any Consenting Stockholder or any member of the Management Group is a party.

           (v) Neither the Company nor any Subsidiary is subject to any obligation to repurchase or otherwise acquire or retire any equity interest therein or has any liability for distributions or dividends declared or accrued, but unpaid, with respect to its equity interests.

           (vi) The Company has not purchased or redeemed any of its capital stock, paid any dividend, or made any other distribution or payment in respect of such stock to any Person since the Reference Date.

           (vii) Each corporation, partnership, joint venture, limited liability company, or other entity in which the Company holds directly or indirectly (including through one or more other entities or a chain of entities) any stock, partnership interest, joint venture interest, or other equity interest or security or any investment is listed in the Disclosure Schedule. The Disclosure Schedule also lists all the equity owners of each such Person and the nature and amount of equity interest owned by each such owner. Except as set forth in the Disclosure Schedule, the Company does not, directly or indirectly, own or have any interest, direct or indirect, or any commitment to purchase or otherwise acquire, any capital stock, partnership interest, or other security, or other equity interest, direct or indirect, in any other Person.

     (c) AUTHORIZATION OF TRANSACTION. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the Required Statutory Stockholder Approval. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate actions on the part of the Company, other than the Required Statutory Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

     (d) NONCONTRAVENTION; CONSENTS. Assuming compliance with the provisions of the Hart-Scott-Rodino Act, the Ohio Corporation Law, the Securities Exchange Act, the Securities Act, the regulations of the U.S. Department of Agriculture, the state securities laws, or laws or regulations governing liquor licenses and related approvals in the jurisdictions where the Restaurants are located and that the Company obtains the consents of the Persons described in the Disclosure Schedule, the execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby, will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Company and its Subsidiaries is subject or any provision of the charter, articles of incorporation, bylaws or code of regulations, partnership agreement or certificate, management agreement or other organizational document of any of the Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the Company or such Subsidiary. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Ohio Corporation Law, the Securities Exchange Act, the Securities Act, the regulations of the U.S. Department of Agriculture, the state securities laws, or laws or regulations governing liquor licenses and related approvals in the jurisdictions where the Restaurants are located, none of the Company or its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the Company and its

Subsidiaries or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (e) FILINGS WITH THE SEC. The Company has made all filings with the SEC that it has been required to make under the Securities Act, the Securities Exchange Act and all rules and regulations thereunder, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Buyer a correct and complete copy of each Public Report filed with the SEC since October 30, 1994.

     (f)   Financial Statements.
           ---------------------

           (i) The Company has filed Quarterly Reports on Form 10-Q for the fiscal quarters ended August 3, 1997 (the "Reference Date") and May 11, 1997, and an Annual Report on Form 10-KSB for the fiscal year ended October 27, 1996. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the Disclosure Schedule), present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods, in each case on a consolidated basis, are correct and complete in all material respects, and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

           (ii) The Company has delivered to the Buyer balance sheets and statements of income and cash flow dated as of and for the portion of its fiscal year ending as of the end of each four week accounting period of its fiscal year since the Reference Date for the Company and its Subsidiaries, in each case prepared internally by the Company in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the Disclosure Schedule and subject to normal year-end adjustments). Such financial statements present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods, in each case on a consolidated basis, and are correct and complete in all material respects, and are consistent with the books and records of the Company and its Subsidiaries.

     (g) EVENTS SUBSEQUENT TO REFERENCE DATE. Since the Reference Date, neither the Company nor any of its Subsidiaries has:

           (i) incurred any liabilities, other than liabilities incurred in the Ordinary Course of Business, or discharged or satisfied any lien or encumbrance or paid any liabilities, other than in the Ordinary Course of Business, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries;

           (ii) sold, assigned or transferred (or entered into any option, arrangement or other Contract to sell, assign or transfer) any assets or properties, except pursuant to the FFCA Commitment Letter and any sale/leaseback transactions contemplated thereby, or materially reduced its level of inventory or supplies, except for the sales of inventory or supplies in the Ordinary Course of Business and for the disposition of assets in the Ordinary Course of Business which are worn-out, in need of substantial repair, or are obsolete and which do not have a market value in excess of $50,000 in the aggregate for all such assets;

           (iii) created, incurred, assumed or guaranteed any indebtedness for borrowed money, or mortgaged, pledged or subjected any of its assets to any Lien or otherwise permitted any Lien upon its assets to exist, other than Permitted Liens;

           (iv) made or suffered any amendment or termination of, or defaulted under, any material Contract to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the Ordinary Course of Business;

           (v) made or suffered any amendment or termination of, or defaulted under, any Contract with any Franchisee, or canceled, modified or waived any substantial debts of any Franchisee or claims against any Franchisee held by it or waived any rights with respect to any Franchisee of substantial value, not in the Ordinary Course of Business;

           (vi) suffered any damage, destruction or loss, whether or not covered by insurance, (A) materially and adversely affecting the Business or its operations, assets, properties or prospects or (B) of any item or items carried on its books of account individually or in the aggregate at more than $30,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utilities or other services required to conduct the operations of its business;

           (vii) to its knowledge, suffered any Material Adverse Effect;

           (viii) received notice or had knowledge of any actual or threatened labor trouble, strike, union organizing efforts, or other occurrence, event or condition of any similar character which has had or might reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary;

           (ix) made any acquisition of substantial assets or any commitments or agreements for capital expenditures or capital additions or betterments exceeding $50,000 individually or $100,000 in the aggregate, except such as may be involved in ordinary repair, maintenance or replacement of its assets in the Ordinary Course of Business;

           (x) increased the salaries or other compensation of, or made any advance (excluding advances for business expenses in the Ordinary Course of Business) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled, except for the fiscal 1998 salary increases and bonus potential for the Management Group and other key employees described in the Disclosure Schedule, and salary or hourly wage increases for other employees in the Ordinary Course of Business;

           (xi) decreased the fees payable by any Franchisees to the Company or increased the discounts available to any Franchisee for inventory, supplies or services obtained by such Franchisee from it, except in the Ordinary Course of Business;

           (xii) changed any of the accounting principles followed by it or the methods of applying such principles or any practice involving customer credit terms or collection or payment of accounts;

           (xiii) entered into or amended any Contract with any of its Affiliates or any Consenting Stockholder, member of the Management Group or holders of Retained Options or Affiliate thereof;

           (xiv) made any dividends or other distributions or payments to the Company Stockholders

           (xv) increased the aggregate compensation to the Consenting Stockholders;

           (xvi) materially changed the number of employees or management personnel, except as the result of the opening of new Restaurants; or

           (xvii) entered into any material transaction other than in the Ordinary Course of Business.

     (h) UNDISCLOSED LIABILITIES. None of the Company and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or uncapped, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Reference Date (rather than in any notes thereto) and (ii) liabilities which have arisen after the Reference Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (i) BROKERS' FEES. Except pursuant to the Equitable Securities Letter, none of the Company, any of its Subsidiaries or any Consenting Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The Disclosure Schedule sets forth all fees, expenses or other amounts paid to Equitable Securities through the date hereof and an estimate of any fees, expense or other amounts to be paid to Equitable Securities following the date hereof in connection with the Merger or otherwise.

     (j)   Disclosure.
           -----------

           (i) At the date that the Definitive Proxy Materials are mailed to the Company Stockholders and, as the same may be amended or supplemented, the Definitive Proxy Materials will comply with the Securities Exchange Act in all material respects.

           (ii) The Definitive Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that the Buyer and the Fleet Entities will supply in writing specifically for use in the Definitive Proxy Materials.

           (iii) The audited consolidated financial statements and unaudited interim financial statement of the Company included in the Public Reports (collectively, the "Company Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of the Company as included in all forms, reports or other documents filed with the SEC after the date hereof will be prepared, in each case in accordance with GAAP, consistently applied (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of the Company as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

     (k) COMPLIANCE WITH LAW. To its knowledge, neither the Company nor any of its Subsidiaries is in default under, or in violation of, nor has it violated (and not cured) any Law (including, without limitation, Laws relating to the issuance or sale of securities, anti-trust, restraint of trade, or occupational safety), or any Licenses granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to the Company, any of its Subsidiaries or any of their operations or the Business which default or violation has had or is likely to have a Material Adverse Effect on the Company or such Subsidiary. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notification alleging any material violations of any of the foregoing within the last five years, and has taken all necessary corrective action in respect of each such notification.

     (l) NECESSARY LICENSES AND PERMITS. The Company and its Subsidiaries possess all franchises, licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, state, or local, required to own, operate and maintain their properties and assets and to conduct the Business, as presently conducted (each a "License" and collectively, the "Licenses"), except where the failure to possess such License would not have a Material Adverse Effect on the Company or any of its Subsidiaries. The Disclosure Schedule sets forth a list of each such License. Except as set forth in the Disclosure Schedule, no registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of this Agreement by the Company, or of the consummation of the Merger (i) to avoid the loss or termination of any such License described in the Disclosure Schedule or any asset, property or right used or useful pursuant to the terms thereof, or the violation or breach of any Law by the Company or any of its Subsidiaries applicable thereto, the loss, termination, violation or breach of which would have a Material Adverse Effect on the Company or any of its Subsidiaries, or (ii) to enable Surviving Corporation to acquire, hold and enjoy the same after the Effective Time. The Company and its Subsidiaries hold each of the Licenses described in the Disclosure Schedule free of any claims or restrictions (other than any restrictions in existence at the time such Licenses were issued) and have fulfilled and performed in all material respects all of their obligations with respect to such Licenses and, to the Company's knowledge, no event has occurred which allows, or after notice or lapse of time or both would allow, revocation or early termination thereof or would result in any other impairment of the rights of the holder of any such Licenses, which revocation, termination or impairment would have a Material Adverse Effect on the Company or any of its Subsidiaries.

     (m) MATERIAL CONTRACTS AND OBLIGATIONS. The Disclosure Schedule sets forth a true, complete and accurate list and general summary description, categorized by subject matter, of all of the following contracts, agreements, arrangements, covenants, plans, leases and commitments, whether written or oral, entered into by the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound ("Contracts"):

           (i) all purchase orders and other Contracts for the purchase of materials, products or supplies which are for a term of more than three (3) months, or which involve or are reasonably expected to involve aggregate payments by the Company or any of its Subsidiaries of more than $150,000 during the current or any future fiscal year of the Company, or which were entered into other than in the Ordinary Course of Business;

           (ii) all distribution agreements, dealer agreements, sales agreements and sales orders and other Contracts for the sale of products or provision of services which are for a term of more than three (3) months, or which involve or are reasonably expected to obligate any Person to make aggregate payments to the Company or any of its Subsidiaries of more than $50,000 during the current or any future fiscal year of the Company, or which were entered into other than in the Ordinary Course of Business;

           (iii) all employment, consulting, noncompete or services agreements and other Contracts with any officer, consultant, director or employee which are not terminable on 30 days' notice or less without penalty or legal obligation to make any payments to such Person after termination thereof;

           (iv) all Contracts providing for stock options or stock purchases, stock appreciation rights, bonuses, pensions, severance payments, deferred or incentive compensation, retirement payments, profit-sharing, insurance or other benefits (whether or not under a plan or program) for any employees, officers, directors, consultants, representatives or Affiliates of the Company or any of its Subsidiaries;

           (v) all Contracts for construction or for the purchase of real estate, improvements, equipment, machinery and other items which under GAAP constitute capital expenditures or which involve or are reasonably expected to involve expenditures in excess of $50,000 during the current or any future fiscal year of the Company;

           (vi) all Contracts relating to the rental or use of equipment, vehicles, other personal property or fixtures, or relating to the provision of services, which involve or are reasonably expected to involve payment of rentals or sums in excess of $25,000 during the current or any future fiscal year of the Company;

           (vii) all Contracts relating in any way to direct or indirect indebtedness for borrowed money or evidenced by a bond, debenture, note or other evidence of indebtedness (whether secured or unsecured) of or to the Company or any of its Subsidiaries, including but not limited to, indebtedness by way of capitalized lease or installment purchase arrangement, guarantee, reimbursement obligations pertaining to letters of credit, repurchase agreements, purchase price discount obligations, or other undertakings on which others rely in extending credit, or otherwise, and all mortgages, pledges, conditional sales contracts, chattel and purchase money mortgages and other security arrangements with respect to any real estate, improvements, equipment, other personal property or fixtures, including without limitation the FFCA Commitment Letter, a copy of which is attached to the Disclosure Schedule;

           (viii) all Contracts substantially limiting the freedom of the Company or any of its Subsidiaries to engage in or to compete in the Business, or with any Person or in any geographical area in connection therewith, or to use or disclose any information relating to the Company or any of its Subsidiaries or the Business in the possession of the Company or any of its Subsidiaries;

           (ix) all license agreements, either as licensor or licensee, franchise agreements, either as franchisor or franchisee, and management agreements;

           (x) all Contracts with respect to joint ventures, whether or not involving a sharing of profits;

           (xi) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Consenting Stockholder or any Affiliate or Franchisee of the Company or any of its Subsidiaries or any Consenting Stockholder, on the other hand;

           (xii) all Contracts granting to others the right to manufacture or distribute products, including without limitation trademarked products, including sales agency agreements, licensing, distributorship agreements and agreements with brokers, dealers or representatives;

           (xiii) all Contracts involving purchase price discounts in excess of $25,000 in any fiscal year of the Company offered by the Company or any of its Subsidiaries based on purchase volume or otherwise;

           (xiv) all Contracts involving research and development efforts on behalf of the Company or any of its Subsidiaries;

           (xv) all Contracts for any charitable or political contribution in excess of $10,000;

           (xvi) all Contracts not made in the Ordinary Course of Business;

           (xvii) all Contracts granting any Person an option to acquire assets or equity of the Company or any of its Subsidiaries; and

           (xviii) the Equitable Securities Letter, a copy of which is attached to the Disclosure Schedule; and

           (xix) all other Contracts, except those which are (i) cancelable on 30 days or less notice without any penalty or other financial obligation or (ii) if not so cancelable, involve or are reasonably expected to involve aggregate payments by or to the Company or any of its Subsidiaries of $50,000 or less during the current or any future fiscal year of the Company.

           Except as set forth on the Disclosure Schedule, all Contracts required to be disclosed pursuant to this Section 3(m) are valid, binding and in full force and effect and none of the Company, any of its Subsidiaries or, to the Company's knowledge, any other party thereto, is in material breach or violation of, or default under, nor, to the Company's knowledge, is there any valid basis for a claim of breach or violation of, or default under, the terms of any such Contract, and no event has occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute, such a breach, violation or default by the Company or any of its Subsidiaries thereunder. The Company or its applicable Subsidiary has enforced, or attempted to enforce, all material rights in favor of the Company or such Subsidiary with respect to the Contracts described in the Disclosure Schedule. Furthermore, no such Contract contains, to the Company's knowledge, any contractual requirement with which there is a reasonable likelihood the Company, any of its Subsidiaries or any other party thereto will be unable to comply.

     (n) OBLIGATIONS WITH MATERIAL ADVERSE EFFECT. To the Company's knowledge, there is no term or provision of any Contract required to be disclosed pursuant to Section 3(m), nor any License to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets are bound, nor any provision of any Law, or any judgment, writ, injunction, decree or order applicable to or binding upon the Company or any of its Subsidiaries, which would have a Material Adverse Effect on the Company or any of its Subsidiaries.

     (o) EMPLOYEES. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, age, pregnancy, disability and sex discrimination and the payment and withholding of social security and other Taxes due in respect thereof.

     (p)   Tax Matters.
           ------------

           (i) All Tax Returns required to be filed by the Company or any of its Subsidiaries with respect to any Taxes have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects;

           (ii) All Taxes due in respect of all Tax periods ending on or before the Closing Date, including without limitation those which are called for by the Tax Returns, or heretofore claimed to be due by any taxing authority from the Company or any of its Subsidiaries, have been paid;

           (iii) The Company has established adequate accruals for Taxes and for any liability for deferred Taxes in the Company Financial Statements in accordance with GAAP;

           (iv) Each of the federal Tax Returns of the Company or any of its Subsidiaries have been audited from 1992 through the 1993 tax year. No audits of the Tax Returns of the Company or any of its Subsidiaries have been conducted since the 1993 tax year; moreover, the Company has not received any notice of assessment or proposed assessment in connection with any such Tax Returns and there are not pending Tax examinations of or Tax claims asserted against the Company or any of its Subsidiaries or any of its assets or properties;

           (v) Neither the Company nor any of its Subsidiaries has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes;

           (vi) There are no tax Liens (other than any Lien for current taxes not yet due and payable) on any of the assets or properties of the Company or any of its Subsidiaries;

           (vii) None of the Company, any of its Subsidiaries or any predecessor corporation thereto has been a member of an affiliated group of corporations for federal income tax purposes; and

           (viii) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

     (q)   Real Property Owned and Leased.
           -------------------------------

           (i) Neither the Company nor any of its Subsidiaries owns real property used or useful in the conduct of the Business, except as set forth in the Disclosure Schedule.

           (ii) The Disclosure Schedule correctly identifies each parcel of real estate currently leased by or to the Company or any of its Subsidiaries, together in each case with an accurate street address, date of the lease and any amendments, name of landlord, description of the use of such parcel and summary of the term and annual rent payable in respect thereof. For purposes hereof the real property owned or leased by the Company or any of its Subsidiaries described on the Disclosure Schedule is herein called the "Real Estate".

           (iii) The respective interest of the Company and its Subsidiaries in the Real Estate is held free and clear of all Liens or other encumbrances of any kind, except Permitted Liens. The Company and each of its Subsidiaries has good and marketable title to all of the Real Property owned by it. The Company and each of its Subsidiaries has all the right, title and interest of the lessee or sublessee in each lease or sublease described on the Disclosure Schedule and presently occupies the property leased or subleased by it under each such lease or sublease and, except as set forth in the Disclosure Schedule, no consent under any such lease or sublease is necessary for the consummation of the Merger. No event has occurred which (with the giving of notice or passage of time or both) would impair any right of the Company or any of its Subsidiaries to exercise and obtain the benefits of any options contained in any such lease or sublease and there is no default by the Company or any of its Subsidiaries or basis for acceleration or termination by the lessor or sublessor thereunder, nor has any event occurred which (with the giving of notice or passage of time or both) would constitute a default by the Company or any of its Subsidiaries, or result in or permit the acceleration of any obligation by the lessor or sublessor, under any such lease or sublease, or, to Company's knowledge (without inquiry), under any underlying ground or master lease, instrument, mortgage or deed of trust of the lessor or sublessor, which default or acceleration would materially and adversely affect any such lease or sublease or the Real Estate or present use of the property covered thereby.

           (iv) The improvements and fixtures located on the Real Estate are in adequate condition and are structurally sound, and all mechanical and other systems located therein are in adequate operating condition, subject to normal wear and tear, and, to the Company's knowledge, no condition exists requiring material repairs, alterations or corrections, except for ongoing maintenance and scheduled remodels in the Ordinary Course of Business.

           (v) The Company and its Subsidiaries have obtained, all easements, authorizations and rights-of-way which are necessary to ensure reasonable vehicular and pedestrian ingress and egress to and from the Real Estate, the absence of which would have a Material Adverse Effect on the Company or any such Subsidiary. To the Company's knowledge, there are (A) no restrictions on entrance to or exit from the Real Estate to public streets, (B) no condition which will result in the termination or limitation of access to the Real Estate to public streets, (C) municipal improvements commenced or proposed in connection with any of the Real Estate or any street or property adjacent thereto which is likely to impede access to the Real Estate, or (D) no claims affecting any of the Real Estate or interests therein pending or threatened which might curtail or interfere with the use of the Real Estate for the purpose for which it is now used, which in any case would have a Material Adverse Effect on the Company or any such

Subsidiary. Each Restaurant provides on or off-site parking sufficient to satisfy any applicable Laws.

           (vi) The water, electric, gas and sewer utility services and storm drains currently available to the Restaurants are adequate for the conduct of the Business, as currently conducted and, to the Company's knowledge, there is no condition which will result in the termination or limitation of such services or drains, which would have a Material Adverse Effect on the Company or any such Subsidiary.

           (vii) To the Company's knowledge, no structures on the Real Estate fail to conform in any material respect with applicable ordinances, requirements, regulations, zoning laws and restrictive covenants or, to the Company's knowledge (without inquiry), encroach on property of others; and no Real Estate is, to the Company's knowledge (without inquiry), encroached on by structures of others.

           (viii) No charges or violations have been filed, served, made or, to the knowledge of the Company, threatened against or relating to any of the Real Estate or structure thereon or any of the operations conducted at any such Real Estate or in such structure, as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws or restrictive covenants or as a result of any encroachment on the property of others.

           (ix) Neither the whole nor any portion of the Real Estate is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental body or other Person with or without payment of compensation therefor, nor, to the Company's knowledge, has any such condemnation, expropriation or taking been proposed.

     (r) PERSONAL PROPERTY OWNED AND LEASED. The Company and its Subsidiaries have good, valid and marketable title to all of their respective personal and intangible properties and assets, including without limitation, all properties and assets, free and clear of any and all Liens, except for Permitted Liens. Such properties and assets, together with the Real Estate, constitute all of the assets and properties, tangible or intangible, necessary to the conduct of the Business, as currently conducted. All machinery, equipment and other material items of tangible property and assets of the Company and its Subsidiaries are in adequate operating condition and repair, subject to normal wear and tear and maintenance, have been maintained and repaired so as to preserve their utility and value, are usable in the Ordinary Course of Business, and conform to all applicable Laws relating to their construction, use and operation, the nonconformance with which would have a Material Adverse Effect on the Company or any of its Subsidiaries. No Person other than the Company or its Subsidiaries owns any machinery, equipment or other tangible assets or properties situated on the Real Estate or at the Restaurants or used or useful in the Business except for items of immaterial value and leased property set forth in the Disclosure Schedule.

     (s) PROPRIETARY RIGHTS. All patents, trademarks, tradenames, service marks, logos, copyrights, including applications therefor, inventions, formulae, methods and processes, including without limitation secret recipe chili and related food products (all such items being hereinafter referred to as "Intellectual Property"), presently used or useful in the conduct of the Business are described in the Disclosure Schedule. The Company owns or possesses adequate licenses or other rights to use its Intellectual Property without any conflict with the rights of others. Except as otherwise set forth in the Disclosure Schedule, no royalties or fees are payable by the Company or any of its Subsidiaries to any Person by reason of the ownership or use of any of their Intellectual Property and all items of Intellectual Property are valid and in good standing. Except as set forth in the Disclosure Schedule, the Company and the Subsidiaries have the sole and exclusive right to use their Intellectual Property and there are no licenses, sublicenses or agreements relating to the use by any other Person of any of such Intellectual Property now in effect, and the Company has no knowledge of any infringement upon such Intellectual Property by any other Person. No charge or claim is pending or, to the Company's knowledge, threatened, nor has any charge or claim been made within the past five years, to the effect that, nor does the Company have any knowledge that, the operation of the Business infringes upon or conflicts in any way with any rights or properties of the type enumerated above owned or held by any other Person. All patents, patent applications, registered trademarks, trademark applications, trade names, service marks, logos, licenses and copyrights owned by or licensed to the Company or any of its Subsidiaries are set forth in the Disclosure Schedule and have been duly registered in, filed in, or issued by the United States Patent and Trademark Office, United States Register of Copyrights or the corresponding offices of any other country, state, or other jurisdiction to the extent set forth in the Disclosure Schedule, and have been properly maintained or renewed in accordance with all applicable provisions of Law and administrative regulations in the United States and in each such other country, state, or other jurisdiction. The Disclosure Schedule accurately sets forth with respect to each patent, patent application, registered trademark, trademark application, trade name, service mark, logo, license and copyright owned by or licensed to the Company or any of its Subsidiaries, (i) the owner thereof, (ii) the date of expiration, if any, (iii) whether such ownership or licensing rights are exclusive, and (iv) to the Company's knowledge, any other licensee of such rights. To the Company's knowledge, there is no patent application pending which, if issued to any Person other than the Company or any of its Subsidiaries, would have a Material Adverse Effect on the Company or any such Subsidiary. The Disclosure Schedule describes the location of documents that fully set forth the ingredients and processes constituting the secret recipes for chili and related food products of the Business (the "Secret Recipe Documentation") and each Person, including any bank, trust company or escrow agent, with custody, responsibility or access thereto. The Company has full and unrestricted access to the Secret Recipe Documentation and is the holder of each safe deposit box identified in the Disclosure Schedule in which such Secret Recipe Documentation is maintained and has the right to direct each trustee or escrow agent identified in the Disclosure Schedule that holds such Secret Recipe Documentation regarding the disposition of the Secret Recipe Documentation. No present or former employee of the Company or any of its Subsidiaries and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, which the Company or any of its Subsidiaries owns or possesses in the conduct of the Business as now or heretofore conducted.

     (t)   Environmental.
           --------------

           (i) For purposes of this Agreement, the following terms shall have the following meanings: (A) the term "Hazardous Material" shall mean any material, waste or substance, including, without limitation, petroleum or petroleum products that, whether by their nature or use, are subject to regulation under any Environmental Requirement; (B) the term "Environmental Requirement" shall collectively mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601, ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401, ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251, ET SEQ.), and any applicable state Environmental Laws, any regulation pursuant thereto, or any other Law addressing environmental, health or safety issues of or by any Governmental Authority; (C) the term "Governmental Authority" shall mean the Federal government, or any state or other political subdivision thereof, or any agency or body of the Federal government, or any state or other political subdivision thereof, or any court asserting jurisdiction over the Company or any of its Subsidiaries, which is exercising executive, legislative judicial, regulatory or administrative functions; and (D) the term "Offsite Facility" shall mean any offsite facility, site or location for the disposal of waste which is utilized by or associated with the Business.

           (ii) Except as set forth in the Disclosure Schedule, (A) to the Company's knowledge, no Hazardous Material has been or is currently located at, in, on, under or about any Real Estate in a manner which violates any Environmental Requirement, or which requires investigation, cleanup or corrective action of any kind under any Environmental Requirement; (B) there has been no release, emission, discharge, leaching, dumping or disposal of any Hazardous Material by the Company or any of its Subsidiaries in the conduct of the Business which has adversely affected the quality or quantity of groundwater in a manner which is reasonably expected to form the basis of a claim, at law or in equity, against the Company or any of its Subsidiaries nor is the Company or any of its Subsidiaries aware of, nor has it received notice of, any such claim,
(C) to the Company's knowledge, no releasing, emitting, discharging, leaching, dumping or disposing of any Hazardous Material at, in, on, under, to or from any Real Estate has occurred, is occurring or, to the Company's knowledge, may occur, whether in the conduct of its business or otherwise, in violation of any Environmental Requirement; (D) the Company and its Subsidiaries have all applicable federal, state and local permits, certifications, licenses or approvals required for the conduct of its business and is in compliance with such permits, certifications, licenses and approvals and is in compliance with all applicable Environmental Requirements; (E) the Company is not aware of, nor has the Company received, notice of any violation, Lien, complaint, claim, notice, demand, suit, order or other obligation with respect to any past, present or future event concerning the environmental condition of any Real Estate or the Business; nor has any such notice been issued by any Governmental Authority which has not been fully satisfied and complied with in all material respects in a timely fashion as required by applicable Environmental Requirements; (F) to the Company's knowledge, there has been no release or threatened release of Hazardous Material at, in, on or from any Offsite Facility; (vii) neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will trigger any obligation under any Environmental Requirement, or consent order or similar agreement with any Governmental Authority, to perform any environmental investigation or cleanup, or to install additional pollution control equipment at any Real Estate, or to amend or modify its business and/or its operations and equipment, or permits, certifications, licenses or approvals held by it; (G) to the Company's knowledge, there has been no investigation, litigation, directive or administrative enforcement proceeding, nor have any settlements been reached by or with any Governmental Authority or public or private party alleging or concerning the release, threatened release, disposal, storage or use of any Hazardous Material at any Real Estate or any Offsite Facility; and (H) to the Company's knowledge, there are no underground storage tanks, asbestos-containing materials, polychlorinated biphenyls, lead paint or urea foam insulation present at any Real Estate at levels or in a condition in violation of any Environmental Requirement.

     (u) LITIGATION. Except as set forth in the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company, any of its Subsidiaries or the Business, or the consummation of the Merger, at law or in equity or before any Governmental Authority or before any arbitrator of any kind, and to the Company's knowledge, there is no valid basis for any such suit, claim, action, proceeding or investigation, which if adversely determined would have a Material Adverse Effect on the Company or any of its Subsidiaries. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to any such suit, claim, action, proceeding or investigation since the date of the Company's initial public offering. No pending or known threatened suit, claim, action, proceeding or investigation could reasonably be expected to have a Material Adverse Effect on the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries is a party or, to the Company's knowledge, subject to any judgment, order, writ, injunction or decree.

     (v) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or similar agreement covering any of its employees. Except as set forth in the Disclosure Schedule, no labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition, has filed a petition seeking a representation proceeding or given the Company or any of its Subsidiaries notice of any intention to hold an election of a collective bargaining representative. Neither the Company nor any of its Subsidiaries has suffered any strike, slowdown, picketing or work stoppage by any group of employees affecting the Business during the past five years.

     (w) EMPLOYEE BENEFITS AND ARRANGEMENTS. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to, or has an obligation to contribute to, any pension or retirement plan, profit sharing plan, deferred compensation plan, compensation bonus plan, stock option plan, stock bonus plan, stock appreciation rights plan, restricted stock plan, performance unit plan, saving plan, severance, termination pay, welfare plan or other benefit plan, policy, practice, or procedure or contract concerning employee benefits or fringe benefits (including, but not limited to, post-retirement benefits) of any kind (collectively, "Employee Benefit Plans"), whether or not governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of its employees or former employees. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any employment contract. None of the Company, any of its Subsidiaries or any Controlled Group Member maintains or contributes to, or ever maintained or contributed to, an Employee Benefit Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code. The term "Controlled Group Member" means any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code. None of the Company, any of its Subsidiaries or any Controlled Group Member has participated in or contributes to or was obligated to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement welfare benefits for employees or other persons, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or by any other federal or state law. No Employee Benefit Plan or other agreement of the Company or any of its Subsidiaries entitles any employee or other person to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit of such type solely as a result of the transaction contemplated by this Agreement. The Company has furnished Buyer with true, complete and accurate copies of all Employee Benefit Plans and related trust agreements as in effect on the date hereof, all summary plan descriptions, and the latest annual reports (Form 5500 series, including all schedules thereto) filed with the Department of Labor or the Internal Revenue Service.

     Each of the Employee Benefit Plans is in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable law. Each of the Employee Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. All "employee pension plans", which are intended to be qualified under Section 401(a) of the Code (within the meaning of Section 3(2) of ERISA), have been determined by the Internal Revenue Service to be qualified under
Section 401(a) of the Code, and no action or proceeding has been instituted, is pending or, to the Company's knowledge (without inquiry), threatened which would affect the qualification of any employee pension plan of the Company or any of its Subsidiaries or give rise to any liability on the part of the Company or any of its Subsidiaries. No unfunded liabilities, based upon the Pension Benefit Guarantee Corporation (the "PBGC") rates currently in effect for plan terminations, exist with respect to any Employee Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA). There has not been any reportable event with respect to any pension plan of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in a "prohibited transaction" or breach of fiduciary responsibility with respect to any Employee Benefit Plan which could subject the Surviving

Corporation to a penalty tax or other liability under ERISA or the Code. None of the Company, any of its Subsidiaries or any Controlled Group Member has ever incurred any liability under Title IV of ERISA to the PBGC or to a multiemployer pension plan.

     The Disclosure Schedule sets forth the amounts payable to each employee of the Company or any of its Subsidiaries with respect to the Company's 1997 fiscal year under the Company's compensation bonus plans.

     (x) ARMS LENGTH TRANSACTIONS; CONFLICTS OF INTEREST. All transactions by the Company or any of its Subsidiaries are and have been conducted on an arms length basis, and, except as set forth in the Disclosure, there is no transaction, and no transaction has been proposed, between the Company or any of its Subsidiaries or Franchisees, on the one hand, and any Consenting Stockholder, officer and director of the Company or an Affiliate of any such Person. The Company has no knowledge of any favorable pricing, purchase or lease arrangements which will not continue to be available to the Surviving Corporation after the Merger on substantially equivalent terms. Except as set forth in the Disclosure Schedule, no Consenting Stockholder, director, officer or employee of the Company or any of its Subsidiaries or of any Affiliate or Franchisee of the Company or any of its Subsidiaries or any such Person, has any interest in (i) any property, real or personal, tangible or intangible, including, but not limited to, any Intellectual Property, used or useful in connection with or pertaining to the Business or (ii) any creditor, supplier, manufacturer, dealer, distributor or representative of the Company or any of its Subsidiaries.

     (y) GOVERNMENTAL REGULATIONS. Neither Company nor any or its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is any of them a "registered investment company", or an "affiliated person" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

     (z) SMALL BUSINESS CONCERN. The Company, together with its "affiliates" (as defined in 13 CFR 121.401), has a net worth of less than $18,000,000 and average net income after federal income taxes (excluding any carry-over losses) for the preceding two completed fiscal years of less than $6,000,000.

     (aa) D&O INSURANCE. Each insurance policy maintained by the Company for the benefit of its directors and officers (collectively, the "D&O Policies") is described on the Disclosure Schedule. The Company has provided true, correct and complete copies of all of the D&O Policies to the Buyer, including all endorsements and supplements thereto.

     (bb) INSURANCE. There is in full force and effect one or more policies of insurance issued by financially sound and reputable insurance companies insuring the Company and its Subsidiaries, their properties and the Business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses of similar size and similarly situated. All insurance policies and programs maintained by or on behalf of the Company and the Subsidiaries are separately identified and disclosed on the Disclosure Schedule. The Company and its Subsidiaries have not been refused any insurance coverage, and the Company and its Subsidiaries have no reason to believe that they will be unable to renew their existing insurance coverage upon terms at least as favorable as those presently in effect. The Disclosure Schedule describes each claim incurred since January 1, 1994 and each potential loss under such policies in excess of $10,000.

     (cc) RESTAURANTS. All Restaurants owned or operated by the Company or any of its Franchisees are listed in the Disclosure Schedule.

     (dd) ALL MATERIAL INFORMATION. No representation or warranty made herein by the Company, and no statement contained in any certificate or other instrument furnished, or to be furnished, by the Company to the Buyer described or required by this Agreement or any other Related Agreement, contains any untrue statement of a material fact or omits to state any material facts necessary in order to make any statement therein not misleading.

     3A.   Representations and Warranties of the Consenting Stockholders.
           --------------------------------------------------------------

           Each Consenting Stockholder, severally and not jointly, for himself or herself and not with respect to any other Consenting Stockholder, represents and warrants to the Buyer that the statements contained in this Section 3A are true and correct, except as set forth in the Disclosure Schedule.

           (a) AUTHORITY. The Consenting Stockholder has the capacity to enter into this Agreement and, assuming the Required Statutory Stockholder Approval is obtained, to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Consenting Stockholder and constitutes the valid and binding obligation of such Consenting Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and general principles of equity.

           (b) NONCONTRAVENTION. Except as set forth in the Disclosure Schedule or as contemplated pursuant to provisions hereof, the execution and delivery of this Agreement by the Consenting Stockholder does not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which with notice or lapse of time or both would constitute a default) under, any provision of any indenture, mortgage, lien, lease, license, agreement, contract, permit, instrument, order, judgment, decree, ordinance or regulation, or any restriction to which any property of such Consenting Stockholder is subject or by which such Consenting Stockholder is bound, the effect of which would result in a Material Adverse Effect on such Consenting Stockholder, the Company or any of its Subsidiaries. Except as set forth in the Disclosure Schedule, the Consenting Stockholder is not in violation of any rule or regulation promulgated or judgment entered by any Governmental Authority relating to or affecting the operation, conduct or ownership of the property or business of such Consenting

Stockholder or the Business, which violation would have a Material Adverse Effect on such Consenting Stockholder, the Company or any of its Subsidiaries.

           (c) TITLE. All of the Company Shares in the name of the Consenting Stockholder are owned of record and beneficially and held by such Consenting Stockholder, free and clear of any Liens. Other than the Stockholders' Agreement there are no outstanding contracts, demands, commitments, or other agreements or arrangements under which such Consenting Stockholder is or may become obligated to sell, transfer, or assign any of such Company Shares. To the Consenting Stockholder's knowledge, there are no Persons with any claims or rights to any such Company Shares, except as disclosed in the Disclosure Schedule.

     (d) CONSENTS. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Authority is required by or with respect to the Consenting Stockholder in connection with the execution and delivery by such Consenting Stockholder of this Agreement or any other Related Agreement or the consummation of the transactions contemplated hereby or thereby, except as described in Section 3(d).

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Company and the Consenting Stockholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4; provided that disclosure of any item in any paragraph of the Disclosure Schedule shall be deemed a disclosure as to all relevant paragraphs.

     (a) ORGANIZATION. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate actions on the part of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

     (c) NONCONTRAVENTION. Assuming compliance with the provisions of the Hart-Scott-Rodino Act, the Ohio Corporation Law, the Securities Exchange Act, the Securities Act, the regulations of the U.S. Department of Agriculture, the state securities laws, or laws or regulations governing liquor licenses and related approvals in the jurisdictions where the Restaurants are located and that the Company obtains the consents of the Persons described in the Disclosure Schedule, the execution and the delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of the Articles of Incorporation or code of regulations of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice or Security Interest would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Ohio Corporation Law, the Securities Exchange Act, the Securities Act, the regulations of the U.S. Department of Agriculture, the state securities laws or laws or regulations governing liquor licenses and related approvals in the jurisdictions where the Restaurants are located, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d) BROKERS' FEES. Except pursuant to the Equitable Securities Letter, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) DISCLOSURE. None of the information that the Buyer will supply in writing specifically for use in the Definitive Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

     (f)   Capitalization.
           ---------------

           (i) The entire authorized capital stock of the Buyer as of the date of this Agreement, and substantially as it will be as of the Effective Time, is as set forth in the Disclosure Schedule.

           (ii) The Buyer has no Subsidiaries.

           (iii) All of the issued and outstanding shares of the capital stock of the Buyer have been duly authorized and are validly issued, fully paid, and nonassessable and were authorized, offered, issued and sold in accordance with all applicable securities and other laws and all rights of stockholders and other Persons. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments pursuant to which any Person may acquire (or upon exercise of any right may acquire) any of capital stock or equity interest in the Buyer. There are no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to the Buyer.

           (iv) Except for the Stockholders' Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any interest in or exercise of any control rights with respect to the Buyer.

           (v) The Buyer is not subject to any obligation to repurchase or otherwise acquire or retire any equity interest therein or has any liability for distributions or dividends declared or accrued, but unpaid, with respect to its equity interests.

           (vi) The Buyer has not purchased or redeemed any of its capital stock, paid any dividend, or made any other distribution or payment in respect of such stock to any Person since its date of organization.

           (viii) Other than pursuant to this Agreement, the Buyer does not hold any stock, partnership interest, joint venture interest, or other equity interest or security or any investment in any corporation, partnership, joint venture, limited liability company, or other entity in which the. Other than pursuant to this Agreement, the Buyer does not, directly or indirectly, own or have any interest, direct or indirect, or any commitment to purchase or otherwise acquire, any capital stock, partnership interest, or other security, or other equity interest, direct or indirect, in any other Person.

     (g) FINANCING. Assuming satisfaction of the conditions specified in
Section 6(a)(iii) and (vii) and the consummation of the transactions contemplated by the Investment Agreement, if the funds were provided pursuant to or as described in the Financing Commitment, there would be sufficient financing to satisfy the condition set forth in Section 6(a)(xii) hereof.

     (h) NO PRIOR ACTIVITIES. The Buyer has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of the Related Agreements and the Financing Commitment. Except as contemplated by the Related Agreements and the Financing Commitment or in connection with the negotiation, execution and delivery thereof or the organization of the Buyer, the Buyer has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking.

     (i) LITIGATION. There is no material suit, claim, proceeding or investigation pending, or, to the Buyer's knowledge, threatened against or affecting the Buyer, or the consummation of the Merger, at law or in equity or before any Governmental Authority or before any arbitrator of any kind, and to the Buyer's knowledge, there is no valid basis for any such material suit, claim, action, proceeding, or investigation. The Buyer has not been a party to any such material, suit, claim, action, proceeding or investigation been threatened. No pending or known threatened suit, claim, action, proceeding or investigation could reasonably be expected to have a Material Adverse Effect on the Buyer. The Buyer is not a party, or, to Buyer's knowledge, subject to any judgment, order, writ, injunction or decree.

     5. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     (a) GENERAL. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

     (b) NOTICES AND CONSENTS. The Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable efforts to obtain (and will cause each of its Subsidiaries to use its reasonable efforts to obtain) any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(d) above; provided that in order to obtain such consents, neither the Company nor any of the Consenting Stockholders shall be required to (i) amend, waive or release any material rights, other than as contemplated by this Agreement or any other Related Agreement, or (ii) provide any guarantee or post additional collateral.

     (c) REGULATORY MATTERS AND APPROVALS. Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

           (i) SECURITIES ACT, SECURITIES EXCHANGE ACT AND STATE SECURITIES LAWS. The Company will prepare and file with the SEC preliminary proxy materials under the Securities Exchange Act relating to the Special Meeting. The Company will use its reasonable efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer will provide the Company with whatever information and assistance in connection with the foregoing filings that the Company reasonably may request.

           (ii) OHIO CORPORATION LAW. The Company will call a special meeting of the Company Stockholders (the "Special Meeting"), as soon as reasonably practicable, and in all events at a time sufficient to close the transactions contemplated hereby prior to the Exclusivity Termination Date, in order that the Company Stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Ohio Corporation Law. The Company will mail the Definitive Proxy Materials to its stockholders as soon as reasonably practicable. The Company will engage a proxy solicitor reasonably acceptable to the Buyer to seek the approval of all of the Company Stockholders of the Merger. The Definitive Proxy Materials will contain the affirmative recommendation of the board of directors of the Company in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of the Company shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith. Contemporaneously with the execution of this Agreement, the Buyer will deliver to the Company an acquiring person statement complying in all material respects with the requirements of Section 1701.831 (B) of the Ohio Corporation Law. At the Company's reasonable request, the Buyer will agree that the Special Meeting may be held 50 days or more after the date of the Company's receipt of such acquiring person statement.

           (iii) HART-SCOTT-RODINO ACT. Each of the Parties will file (and the Company will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable efforts to obtain (and the Company will cause each of its Subsidiaries to use its reasonable efforts to obtain) an early termination of the applicable waiting period, and will make (and the Company will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

     (d) FAIRNESS OPINION AND COMFORT LETTER. The Company will deliver to the Buyer on or before the date the Definitive Proxy Materials is mailed to the stockholders of the Company (i) a copy of an opinion of Equitable Securities addressed to the Board of Directors of the Company as to the fairness of the Merger to the Company Stockholders from a financial point of view (the "Fairness Opinion") and (ii) a letter of Ernst & Young, LLP stating their conclusions as to the accuracy of certain information derived from the financial records of the Company and its Subsidiaries and contained in the Definitive Proxy Materials (the "Company Comfort Letter"). Each of the Fairness Opinion and the Company Comfort Letter shall be reasonably satisfactory to the Buyer in form and substance.

     (e) FINANCING. The Company and the Buyer will use reasonable efforts to enter into definitive agreements (the "Definitive Financing Agreements") as soon as reasonably practicable on terms and conditions substantially in accordance with the Financing Commitment and reasonably satisfactory to the Buyer. The Company will furnish correct and complete copies of the Definitive Financing Agreements to the Buyer.

     (f) OPERATION OF BUSINESS. The Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except with the Buyer's prior written consent:

           (i) none of the Company and its Subsidiaries will authorize or effect any change in its charter, articles of incorporation, bylaws or code of regulations, partnership agreement or certificate, management agreement or other organization document;

           (ii) none of the Company and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or partnership, membership or other equity interest or issue, sell, or otherwise dispose of any of its capital stock or equity interests (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

           (iii) none of the Company and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

           (iv) none of the Company and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

           (v) none of the Company and its Subsidiaries will impose any Security Interest upon any of its assets outside the Ordinary Course of Business, except with respect to any sale/leaseback transactions with Franchise Finance Corporation of America as described in a commitment letter dated July 16, 1997 of Franchise Finance Corporation of America to the Company (the "FFCA Commitment Letter");

           (vi) none of the Company and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

           (vii) none of the Company and its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

           (viii) none of the Companies and its Subsidiaries will materially amend or modify the form of franchise agreement with, the procedures or rules and regulations applicable to or the nature of its relationship with, its Franchisees and

           (ix) none of the Company and its Subsidiaries will commit to any of the foregoing.

     (g) FULL ACCESS. The Company will (and will cause each of its Subsidiaries to) permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), financial statements, contracts, and documents of or pertaining to each of the Company and its Subsidiaries. The Buyer will treat and hold as such any Confidential Information it receives from any of the Company and its Subsidiaries in the course of the reviews contemplated by this Section 5(g), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Company all tangible embodiments (and all copies) thereof which are in its possession.

     (h) NOTICE OF DEVELOPMENTS; SUPPLEMENTS TO DISCLOSURE SCHEDULE. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in
Section 3, Section 3A or Section 4 above. No disclosure by any Party pursuant to this Section 5(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, that each Party shall have the right to supplement the Disclosure Schedule in writing from time to time to describe or specify any fact, circumstance or development (i) occurring after the date of this Agreement, or (ii) discovered after the date of this Agreement with respect to changes to facts, circumstances or developments contemplated or permitted hereby or which are represented or warranted to a Party's knowledge; in either case causing a breach of its representations and warranties in
Section 3, 3A or Section 4, as originally made hereunder.

     (i) EXCLUSIVITY. Until February 15, 1998 (the "Exclusivity Termination Date"), neither the Company nor any Consenting Stockholder will (nor will either the Company or any Consenting Stockholder cause or permit any of the Company's Subsidiaries or any officer, director, employee, advisor, representative or agent of the Company or any of its Subsidiaries to) solicit, initiate, negotiate, pursue or encourage the submission of any inquiry, proposal or offer from any Person relating to the acquisition of any portion of the capital stock, partnership, membership or other equity interests or the assets of any of the Company and its Subsidiaries or the Business whether structured as a merger, consolidation, share exchange, transaction involving an employee stock ownership plan or recapitalization (an "Alternative Transaction"); provided, however, that, in the good faith exercise of their fiduciary responsibilities, the Board of Directors of the Company may furnish information with respect to the Company and the Business and may negotiate with any Person concerning an Alternative Transaction in response to any unsolicited inquiry, proposal or offer. The Company shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any Alternative Transaction.

     (j)   Break-up Fee.
           -------------

     In the event that the conditions set forth in either (i) or (ii) have occurred (the "Break-up Fee Trigger"), the Company shall pay to the Buyer a fee (the "Break-up Fee") equal to $1,500,000, payable in cash by wire transfer of immediately available funds to the Buyer within thirty (30) days after the earliest to occur of any Break-up Fee Trigger:

                (i) on or before the Exclusivity Termination Date, the Company shall enter into a letter of intent or other agreement for, or otherwise shall accept an offer for, an Alternative Transaction; or

                (ii)(A) the Buyer shall deliver to the Company written notice prior to the Exclusivity Termination Date that they shall be prepared to perform its obligations under this Agreement and consummate the Merger subject to the satisfaction of the conditions set forth in
           Section 6(a); (B) the Company or the Consenting Stockholders shall have failed to perform subject to the satisfaction of the conditions set forth in Section 6(b) their respective obligations under this Agreement and consummate the Merger or the Company or the Consenting Stockholders have failed to perform their respective obligations hereunder so as to satisfy the conditions set forth in Section 6(a) and (C) within fifteen (15) months after the Exclusivity Termination Date, the Company shall enter into a letter of intent or other agreement for, or otherwise shall accept an offer for, an Alternative Transaction.

     (k)   D&O Insurance; Indemnification.
           -------------------------------

           (i) D&O INSURANCE. The Surviving Corporation will use its best efforts to provide each individual who served as a director or officer of the Company prior to or as of the Effective Time with liability insurance for a period of forty-eight (48) months after the Effective Time no less favorable in coverage and amount than the D&O Policies as in effect immediately prior to the Effective Time with respect to actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time. The Surviving Corporation will provide each such director and officer, whose has provided the Surviving Corporation with notice of his or her mailing address, with prompt written notice of the continuation or cancellation of any such insurance and, upon written request therefor, a copy of any applicable insurance policies.

           (ii) NO AMENDMENT OF INDEMNIFICATION PROVISIONS. Subject to applicable law, the Surviving Corporation will continue to indemnify each individual who served as a director or officer of the Company prior to or as of the Effective Time, to the extent provided in the Company's Articles of Incorporation and Code or Regulations in effect on the date of this Agreement, with respect to actions or omissions to act of such director or officer taken or omitted on or prior to the Effective Time. The Buyer will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Code of Regulations of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time.

           (iii) INDEMNIFICATION BY SURVIVING CORPORATION. Subject to applicable law and to the extent provided in the Company's Articles of Incorporation and Code of Regulations in effect as of the date of this Agreement, the Surviving Corporation will indemnify each individual who served as a director or officer of the Company as of the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and reasonable attorneys' fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein; provided that, on or prior to the sixth anniversary of the Effective Time, such Persons shall have notified the Company in writing of a claim for such indemnification.

           (iv) INDEMNIFICATION BY PARTIES. In the event this Agreement shall be terminated pursuant to Section 7(a)(ii)(A) or Section 7(a)(iii)(A), each Party hereby agrees to indemnify, exonerate and hold each of the other Parties and their respective general and limited partners, members, shareholders, officers, directors, managers, employees and agents (collectively, "Indemnitees") free and harmless from and against (a) any and all losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Damages") arising in connection with any material breach of such Party's agreements, covenants, obligations, representations or warranties set forth herein or in any of the Related Agreements (after giving effect to any supplement to the Disclosure Schedule permitted by Section 5(h)); provided that any claim for indemnity for a breach of a Party's agreements, covenants, obligations, representations or warranties under this Agreement shall be made on or before the first anniversary of such termination, and (b) notwithstanding any disclosures made in the Disclosure Schedule, any and all actions, causes of action, or suits brought against any of the Indemnitees by third parties ("Third Party Claims") as a result of or in connection with the execution, delivery, performance or enforcement of this Agreement, the other Related Agreements or any other agreement contemplated hereby or thereby except where such Damages are caused directly by the actions of an Indemnitee in violation of its obligations under such agreements or which constitute gross negligence, illegal conduct or willful misconduct of the Indemnitees.

           (v) INDEMNIFICATION BY CONSENTING STOCKHOLDERS. On or after the Effective Time, each Consenting Stockholder hereby agrees, severally and not jointly with the other Consenting Stockholders, to indemnify, exonerate and hold each of other Parties and their respective general and limited partners, members, shareholders, officers, directors, managers, employees and agents (collectively, "Stockholder Indemnitees") free and harmless from and against any and all Damages arising in connection with (i) a knowing or intentional misrepresentation or omission by the Company (if but only if such Consenting Stockholder had knowledge of such misrepresentation or omission by the Company) or such Consenting Stockholder hereunder or under any other Related Agreement,
(ii) a knowing or intentional breach of any covenant or agreement by the Company (if but only if such Consenting Stockholder had knowledge of such breach by the Company) or such Consenting Stockholder hereunder or under any other Related Agreement, or (iii) a fraudulent action or omission to act by the Company (if but only if such Consenting Stockholder had knowledge of such action or omission by the Company) or such Consenting Stockholder; provided that any claim for indemnity for a breach of a Party's agreements, covenants, obligations, representations or warranties under this Agreement shall be made on or before fourth anniversary of the Effective Time; provided that in no event shall the aggregate amount required to be paid by a Consenting Stockholder to indemnify, exonerate or hold harmless the Stockholder Indemnitees for Damages pursuant to this Section 5(k)(v) exceed an amount equal to: (A) that portion of the Merger Consideration and the Option Merger Consideration received by such Consenting Stockholder, if any, or (B) in the case of Mr. McDonnell, the market value of the Retained Options, options granted under the Management Option Plan and capital stock of the Company or the Surviving Corporation beneficially owned by Kevin McDonnell or his spouse, parent, sibling, child, grandchild, cousin or other lineal descendent thereof and a trust created for the exclusive benefit of one or more of such Persons or Mr. McDonnell.

     (1) EMPLOYEE BENEFITS. For a period of at least two years after the Effective Time, officers and employees of the Company and its Subsidiaries who remain as employees of the Surviving Corporation and its Subsidiaries following the Merger shall continue to be provided with employee benefits, including without limitation profit sharing and retirement benefits, health and welfare benefits, life and disability insurance and vacation, which are substantially comparable to the employee benefits which were provided by the Company to its officers and employees since June 1, 1997. An officer or employee of the Company or its Subsidiaries who becomes a participant in any new employee benefit plan, program, policy or arrangement, which is intended to provide such comparable employee benefits, shall be given credit under such plan, program, policy or arrangement for all prior services with the Company for purposes of eligibility, vesting and benefit accrual. All required payments under the Company's three compensation bonus plan that were in effect during the Company's 1997 fiscal year shall be timely paid in full to the respective participants (and all expenses related to the negotiation, execution and delivery of the Related Agreements and the consummation of the transaction contemplated thereby shall be excluded for purposes of determining the bonus payments required under such plans).

     (m) VOTING AGREEMENT OF CONSENTING STOCKHOLDERS. From and after the date hereof and until the termination of this Agreement pursuant Section 7 or the Effective Time, each Consenting Stockholder agrees to vote all of the Company Shares over which such Consenting Stockholder has or exercises voting control and shall take all other necessary or desirable actions within his control, including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, in favor of the Merger and the other transactions contemplated by the Related Agreements.

     (n) COMPLIANCE WITH LAW. The Company will comply with (a) all applicable laws and regulations wherever its business is conducted, the non-compliance with which would have a Material Adverse Effect, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Securities Exchange Act.

     6.  Conditions to Obligation to Close.
         ----------------------------------

  (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

           (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval and the number of Dissenting Shares shall not exceed three percent (3%) of the number of outstanding Company Shares;

           (ii) the Company and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above;

           (iii) the representations and warranties set forth in Section 3 and
Section 3A above shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule;

           (iv) each of the Company, each member of the Management Group and each Consenting Stockholder shall have performed and complied with all of its covenants hereunder and under each other Related Agreement in all material respects through the Closing;

           (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries, or (D) affect adversely the right of any of the Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           (vi) no Material Adverse Effect on the Company or any of its Subsidiaries shall have occurred since the Reference Date;

           (vii) as of the Closing Date, (A) the Net Worth of the Company shall be at least $12,500,000, (B) the Net Working Capital of the Company shall be at least $2,000,000, (C) Total Funded Indebtedness of the Company shall be no more than $5,700,000, and (D) Cash and Cash Equivalents of the Company shall be at least $1,000,000, in each case prior to and without making provision for the payment or accrual of expenses of the Company relating to the transactions contemplated by the Related Agreements and determined based upon the Company's internal financial statements as of the end of the four week accounting period preceding the Closing Date;

           (viii) the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(vii) is satisfied in all respects;

           (ix) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in Section 3(d) and Section 4(d) above;

           (x) the Buyer shall have received from counsel to the Company an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

           (xi) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

           (xii) the Buyer (or the Company) shall have obtained all of the financing it will require in order to consummate the Merger and fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing on terms and conditions substantially in accordance with the Financing Commitments and reasonably satisfactory to the Buyer;

           (xiii) the Consenting Stockholders, the Company, the Management Group and each other Person who is a party thereto (other than the Buyer and the Fleet Entities) shall have executed and delivered each of the Related Agreements to which it is a party to the Buyer and each of the obligations contemplated thereby to be performed by the Consenting Stockholders, the Company or any such other Person on or prior to the Effective Time shall have been performed;

           (xiv) the Buyer shall have received adequate assurances satisfactory to it in all respects as to the condition of the following three properties:
10625 Harrison Avenue, Harrison, Ohio, Fishinger Boulevard, Hilliard, Ohio, and Powell Road, Delaware, Ohio relating to Environmental Requirements provided that unless the Buyer shall have given written notice to the Company on or prior to December 26, 1997 that this condition shall not have been satisfied, this condition shall be deemed waived as of such date;

           (xv) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

     (b) CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company and the Consenting Stockholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

           (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule;

           (ii) the Buyer and each Fleet Entity shall have performed and complied with all of its covenants hereunder and under each other Related Agreement in all material respects through the Closing;

           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries, or (D) affect adversely the right of any of the Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           (iv) the Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

           (v) this Agreement and the Merger shall have received the Required Statutory Stockholder Approval;

           (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(d) above;

           (vii) the Company and the Consenting Stockholders shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Company and the Consenting Stockholders, and dated as of the Closing Date;

           (viii) the Buyer, each of the Fleet Entities and each other Person who is a party thereto (other than the Consenting Stockholders, members of the Management Group, employees or officers of the Company or any of its Subsidiaries or the Company) shall have executed and delivered each of the Related Agreements to which it is a party to the Consenting Stockholders and the Company and each of the obligations contemplated thereby to be performed by the Buyer, the Fleet Entities or any such other Persons on or prior to the Effective Time shall have been performed; and

           (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and the Consenting Stockholders.

The Company may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     7.    Termination.
           ------------

     (a) TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

           (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

           (ii) the Buyer may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time in the event (A) the Company or any Consenting Stockholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) the Closing shall not have occurred on or before February 28, 1998, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

           (iii) the Company may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) the Closing shall not have occurred on or before February 28, 1998, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement);

           (iv) any Party may terminate this Agreement by giving written notice to the other Parties at any time prior to the Effective Time in the event the Fairness Opinion is withdrawn or is materially or adversely modified;

           (v) the Buyer may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval; or

           (vi) the Company may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Required Statutory Stockholder Approval.

     (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(g) above, the provisions of
Section 5(j) above concerning the Break-up Fee, the provisions of Section 5(k) above concerning indemnification and the provisions of Section 8(l) concerning expenses shall survive any such termination. Notwithstanding anything to the contrary contained herein each Party shall retain all of its rights and remedies, at law or in equity, following any termination hereof arising from (i) a knowing or intentional misrepresentation or omission by any other Party hereunder or under any other Related Agreement, (ii) a knowing or intentional breach of any covenant or agreement by any other Party hereunder or under any other Related Agreement, or (iii) a fraudulent action or omission to act by any other Party.

     8.    Miscellaneous.
           --------------

     (a) SURVIVAL. Only those agreements and covenants of the Parties that are applicable in whole or in part following the Effective Time shall survive the Effective Time, including the provisions in Section 2 above concerning payment of the Merger Consideration, the provisions of Section 3A(c) concerning title to the Company Shares owned by the Consenting Stockholders and the provisions in
Section 5(j) and (k) above concerning the Break-up Fee and insurance and indemnification). All representations and warranties and other agreements and covenants shall be deemed to be conditions to this Agreement and shall not survive the Effective Time.

     (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use reasonable efforts to advise the other Party prior to making the disclosure).

     (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in
Section 2 above concerning payment of the Merger Consideration and the Retained Options are intended for the benefit of the Company Stockholders and holders of the Company Options, and (ii) the provisions in Section 5(k) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

     (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Company:

         Skyline Chili, Inc.
         4180 Thunderbird Lane
         Fairfield, OH 45014
         Attention:  Kevin R. McDonnell, President

         Copy to:

         Mark J. Zummo, Esq.
         Kohnen & Patton LLP
         1400 Carew Tower
         441 Vine Street
         Cincinnati, OH 45202

         If to the Buyer:

         c/o Fleet Venture Resources, Inc.
         50 Kennedy Plaza, Suite 1200
         Providence, RI 02903
         Attention:  Bernard V. Buonanno, III, Vice President

         Copy to:

         Richard G. Small, Esq.
         Edwards & Angell
         2700 Hospital Trust Plaza
         Providence, RI 02903

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

     (j) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Ohio Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company agrees that it shall not, nor shall it agree to, reimburse any other Person for any of its costs and expenses incurred in connection with such transactions; provided that the Company may reimburse the Persons designated in Exhibit K up to a total amount of $900,000 for actual reasonable expenses incurred in connection with such transactions in amounts not exceeding the amounts specified in such Exhibit.

     (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

     (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.





                                             SKYLINE CHILI, INC.



                                          By: /s/ Joseph E. Madigan
                                              ---------------------------------
                                              Title: Chairman Special Committee
                                              ---------------------------------


                                              /s/ Lambert N. Lambrinides
                                              ----------------------------------
                                                  (LAMBERT N. LAMBRINIDES)


                                              /s/ Christie N. Lambrinides
                                              ----------------------------------
                                                  (CHRISTIE N. LAMBRINIDES)


                                              /s/ William N. Lambrinides
                                              ----------------------------------
                                                  (WILLIAM N. LAMBRINIDES}


                                              /s/ Kevin R. McDonnell
                                              ----------------------------------
                                                  (KEVIN R. McDONNELL)

                                             SKYLINE ACQUISITION CORP.



                                             By: /s/ Bernard V. Buonanno, III
                                                 -------------------------------
                                                 Title: Vice President
                                                 -------------------------------